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EXHIBIT 99.1

[LETTERHEAD OF METAGROUP]

Contact:	Alison Ziegler FRB\Weber Shandwick (212) 445-8432	Peter Ward META Group, Inc. (203) 973-6700 peter.ward@metagroup.com

FOR IMMEDIATE RELEASE

META Group Reports First-Quarter 2003 Results

        STAMFORD, Conn. (May 5, 2003)—META Group, Inc. (Nasdaq: METG), a leading information technology (IT) research and consulting firm, today announced financial results for the first quarter ended March 31, 2003.

First-Quarter Results

        Total revenues for the first quarter were $28.2 million, compared to revenues of $28.9 million in the year-ago period. Net income for the quarter was $0.11 million, or $0.01 per fully diluted share. This compares to a loss before cumulative effect of change in accounting principle of $1.4 million or $0.11 per fully diluted share in the year-ago period. The net loss in the year-ago period was $23.6 million or $1.84 per fully diluted share.

        A breakdown of the quarter's results is as follows:

  •
  The Company's net cash position (cash including restricted balances, less bank debt and notes payable) was $25.7 million, up from $14.4 million in the fourth quarter of 2002, and up from $14.6 million in the year-ago period.

  •
  Cash flow from operations was approximately $11 million, compared with $4.4 million in the year-ago period and a use of cash of approximately $0.7 million in the fourth quarter of 2002.

  •
  Research and Advisory Services revenue in the first quarter was $18.4 million, down 1.4% from $18.7 million in the first quarter of 2002.

  •
  Revenue from Strategic Consulting was down 5.4% to $7.5 million in the first quarter, compared to $7.9 million in the year-ago period.

  •
  Revenue from Published Research Products was $1.8 million, flat with $1.8 million in the first quarter of 2002.

  •
  The gross margin increased to 47.6% in the first quarter of 2003, compared to 46.4% in the year-ago period.

  •
  Operating expenses for the first quarter were $28.3 million, a 6.4% improvement from $30.3 million in the year-ago period.

  •
  Days sales outstanding (DSOs) for the first quarter were 97 days, compared to 107 days for the year-ago period. After adjusting for those accounts receivable with future payment terms related to multiyear contracts, DSOs were 57 days, compared with 62 days a year ago.

        Fred Amoroso, META Group Chief Executive Officer, commented, "We are pleased with the progress we're making in terms of our transformation. Results for the first quarter were generally in line with our expectations, with especially strong results in improving our cash position—both on a year-over-year and sequential basis."

        "We anticipated undertaking a number of strategic initiatives and transformation steps in the first quarter to better position ourselves for long-term success," continued Amoroso. "The most significant of these was a major branding and advertising campaign, which is now well underway. We felt strongly that the first quarter was a critical time for us to begin aggressively driving our core message into the global marketplace—that we provide higher-value IT research and advisory services."

        "We also recently completed the realignment of our technology research services, designed to promote a higher level of collaboration across our research areas and to improve the overall customer experience," said Amoroso. "We wanted to help our customers obtain more complete coverage of the IT topics most critical to them—and help them avoid service restrictions that are often imposed by traditional IT research providers."

2003 Outlook

        "We are refraining from forecasting full-year revenues and profit. However, for the second quarter, we currently expect total revenues to be between $29.5 million and $30 million, with breakeven operating results," said Amoroso.

Conference Call

        META Group will hold a conference call at 5:00 pm ET (US) today, Monday, May 5, to discuss its financial results and quarterly highlights. All interested parties are invited to listen to the call live over the Internet at www.viavid.com. For persons unable to listen to the live Internet broadcast, a replay will be available shortly after the call on the Viavid site for 30 days. A link to the Viavid conference call replay will also be posted at www.metagroup.com.

About META Group

        META Group is a leading provider of information technology research, advisory services, and strategic consulting. Delivering objective and actionable guidance, META Group's experienced analysts and consultants are trusted advisors to IT and business executives around the world. Our unique collaborative models and dedicated customer service help clients be more efficient, effective, and timely in their use of IT to achieve their business goals. Visit metagroup.com for more details on our high-value approach.

        This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding expected second quarter 2003 results of operations, the effects of changes within the Company's organization and strategic directions for the Company. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: changes in the spending patterns of the Company's target clients, including, but not limited to, decreases in IT spending or decreases in demand for the Company's products and services; general economic conditions; changes in the market demand for IT research and analysis and competitive conditions in the industry; the inability of the Company to increase its penetration of existing customers and/or to expand to additional customers; the timing and successful execution of the Company's strategic plans, including timely and successful product and service development and introduction, and other risks detailed in the Company's filings with the SEC, including those discussed in the Company's annual report filed with the SEC on Form 10-K for the year ended December 31, 2002.

—Financial Tables Follow—

META Group, Inc.

OPERATING RESULTS

(in thousands, except per share data)

	Quarter Ended March 31,
	2003	2002(1)
Revenues
Research and advisory services	$18,382	$18,650
Strategic consulting	7,458	7,885
Published research products	1,814	1,823
Reimbursable expenses	519	542

Total revenues	28,173	28,900

Operating expenses
Cost of services and fulfillment	14,230	14,945
Reimbursable expenses	519	542
Selling and marketing	7,172	8,215
General and administrative	5,089	4,646
Depreciation and amortization	1,332	1,701
Restructuring charge	—	222

Total operating expenses	28,342	30,271
Operating loss	(169)	(1,371)
Impairment loss	—	(225)
Other income, net	350	47

Income (loss) before provision (benefit) for income taxes	181	(1,549)
Provision (benefit) for income taxes	82	(218)
Minority interest in income (loss) of consolidated subsidiaries	(12)	22

Income (loss) before cumulative effect of change in accounting principle	111	(1,353)
Cumulative effect of change in accounting principle	—	(22,206)

Net income (loss)	$111	$(23,559)

Amounts per fully diluted common share:
Income (loss) before cumulative effect of change in accounting principle	$0.01	$(0.11)
Cumulative effect of change in accounting principle	—	(1.73)

Net income (loss)	$0.01	$(1.84)

Weighted average fully diluted shares outstanding	13,664	12,803

Amounts per basic common share:
Income (loss) before cumulative effect of change in accounting principle	$0.01	$(0.11)
Cumulative effect of change in accounting principle	—	(1.73)

Net income (loss)	$0.01	$(1.84)

Weighted average basic shares outstanding	13,243	12,803

(1)
During 2002, the Company adopted EITF No. 01-14, Income Statement Characterization of Reimbursements Received for "Out-of-Pocket" Expenses Incurred. Reimbursements, including those relating to travel and out-of-pocket expenses, are now included in revenues with an equivalent amount also included in operating expense. The statement of operations for the quarter ended March 31, 2002 has been reclassified to comply with this guidance.

META Group, Inc.

BALANCE SHEET DATA

(in thousands)

	March 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$20,322	$21,448
Accounts receivable, net	29,435	33,676
Deferred commissions	2,082	1,221
Other current assets	1,639	3,880

Total current assets	53,478	60,225
Long-term portion of accounts receivable	968	4,584
Restricted cash	6,000	—
Furniture and equipment, net	6,964	7,724
Goodwill, net	7,821	7,483
Other intangibles, net	4,414	4,630
Investments and advances	3,742	3,997
Other assets	293	321

Total assets	$83,680	$88,964

Liabilities and Stockholders' Equity
Accounts payable	$1,813	$2,447
Deferred revenues	46,100	43,791
Borrowings under revolving credit agreement	—	1,049
Current portion of long-term debt	—	5,111
Current portion of notes payable	80	335
Accrued compensation	2,823	2,283
Accrued liabilities	8,261	8,443
Income taxes payable	320	497
Other current liabilities	2,898	3,130

Total current liabilities	62,295	67,086

Long-term portion of deferred revenues	5,253	6,008
Long term portion of notes payable	542	589
Other non-current liabilities	1,932	1,969

Total non-current liabilities	7,727	8,566

Total liabilities	70,022	75,652

Minority interest	187	96

Stockholders' equity:
Common stock	139	139
Paid-in capital	59,755	59,706
Accumulated other comprehensive loss	(300)	(395)
Treasury stock	(342)	(342)
Accumulated deficit	(45,781)	(45,892)

Total stockholders' equity	13,471	13,216

Total liabilities and stockholders' equity	$83,680	$88,964

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  EXHIBIT 99.1
META Group, Inc. OPERATING RESULTS (in thousands, except per share data)
META Group, Inc. BALANCE SHEET DATA (in thousands)